EXHIBIT 21.1



                             Flanders Corporation
                        Subsidiaries of the Registrant




                        Air Seal Filters Housings, Inc.

                         Charcoal Service Corporation

                            Flanders Filters, Inc.

                              Precisionaire, Inc.

                       Flanders International Pte, Ltd.